Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 29 to the Registration Statement (Form N-1A, No. 33-29838) of Cash Trust Series, Inc. and to the incorporation by reference of our reports, dated July 18, 2008, on Government Cash Series, Municipal Cash Series, Prime Cash Series, and Treasury Cash Series (four of the portfolios comprising Cash Trust Series, Inc.), included in the Annual Shareholder Reports for the fiscal year ended May 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 24, 2008